EXHIBIT 99.1

COMPANY CONTACT:                                     MEDIA & INVESTOR RELATIONS:
----------------                                     ---------------------------
Mitchell H. Bodian, President &  Co-CEO            Shannon T. Squyres, President
Equalnet Communications Corp.                                    Market Pathways
281.529.4661                                                        949.955.1860

For Immediate Release

    EQUALNET RAISES SUFFICIENT CAPITAL TO CONSUMMATE SUBSIDIARY'S REORG PLAN;

    ENTERS INTO DEFINITIVE AGREEMENT TO MERGE WITH E.VOLVE TECHNOLOGY GROUP;

  APPOINTS BARRETT WISSMAN CO-CEO, FRED VIERRA, EX-CEO OF TCI INTERNATIONAL AS
             PROSPECTIVE CHAIRMAN; ANNOUNCES THIRD QUARTER RESULTS


HOUSTON, TEXAS, MAY 26, 1999 - EQUALNET COMMUNICATIONS CORP. (NASDAQ: ENETC), announced today that it has raised the capital necessary to consummate the bankruptcy plan of reorganization of its wholly owned subsidiary, EqualNet Corporation. The total amount, $3.25 million, was raised from both existing Equalnet investors and certain investment funds managed by HW Partners, an institutional investment management firm based in Dallas, Texas, managed by Barrett Wissman.

The subsidiary's plan of reorganization, which calls for the distribution of $1.35 million in cash and 3 million shares of Equalnet common stock to a trust for the benefit of unsecured creditors of EqualNet Corporation, is scheduled to be consummated by May 28, 1999.

In connection with the investment of the HW Partners' managed funds in Equalnet, Equalnet's board of directors approved a definitive stock for stock merger agreement with e.Volve Technology Group, Inc. ("e.Volve"), a private company. Under the terms of the proposed merger agreement, shareholders of Equalnet will receive approximately 45 percent of the consolidated common stock, on a fully diluted basis, of the combined company. In addition, Equalnet will assume $7.65 million of e.Volve indebtedness that will be convertible into 5 percent of the consolidated company's total common equity.

The closing of the transaction is subject to various conditions, including satisfactory completion of due diligence by e.Volve and the approval of two thirds of the shareholders of Equalnet. Equalnet shareholders representing approximately 60 percent of those expected to be eligible to vote on the merger have agreed to vote in favor of the transaction. It is anticipated that the merger will close in the fourth calendar quarter of 1999.

e.Volve is an emerging facilities-based communications company building an international IP (Internet Protocol) and ATM (Asynchronous Transfer Mode) network capable of compressing voice, video, and data transmissions at rates of up to 8 times greater than more conventional methods. e.Volve's technology focuses on Internet telephony and the convergence of the transmission of voice, video and data over the public Internet and private Intranets. In its most recently completed quarter, ended March 31, 1999, e.Volve reported revenue of approximately $8 million and EBITDA of approximately $476,000. For the ten months ended March 31, 1999, e.Volve generated revenues in excess of $21.1 million, a tenfold increase from $2.1 million for the year ended May 31, 1998.

Upon consummation of the merger, the surviving company will operate under the e.Volve name. Mitchell H. Bodian and Barrett Wissman, a managing director of HW Partners, will serve as co-CEOs of Equalnet. Mr. Wissman, who is also a member of the board of directors of e.Volve, has extensive expertise in capitalizing and operating emerging technology and communications companies. His experience focuses specifically on the convergence of integrated voice, video and data transmission over IP/ATM networks. Mr. Wissman is currently a director of IBS Interactive (Nasdaq:IBSX), a leading Internet consulting and hosting company, and Axistel International, an international facilities-based telecommunications company specializing in the deployment of next-generation convergent technologies.

Additionally, Fred Vierra has agreed to serve as chairman of the board of e.Volve upon consummation of the merger with Equalnet. Mr. Vierra served as CEO of Tele-Communications International, Inc., the international arm of Tele-Communications, Inc. (TCI). He also served as vice chairman of the board of directors of TCI until November 1998, when TCI was acquired by AT&T (NYSE:T). Prior to joining TCI, Mr. Vierra was president and chief operating officer of United Artists Entertainment Company, where he was in charge of all day-to-day operations and ongoing strategies for the corporation. Mr. Vierra has served on the boards of Turner Broadcasting (AMEX:TUR), Discovery Channel, and Telewest PLC (Nasdaq:TWSTY). Currently, Mr. Vierra is on the boards of WLL International, Flextech PLC, Formus Communications, Inc., Jones International Networks, LTD and AboveNet Communications Inc.
(Nasdaq:ABOV).

In addition to e.Volve's plans to expand its existing international network, following the consummation of the merger, the combined companies will endeavor to transform Equalnet's domestic nationwide digital-switch facilities into a nationwide IP/ATM-based network by deploying state-of-the-art ATM switches from Network Equipment Technologies, Inc. (NYSE: NWK). If successful, this would give the combined company a complete nationwide network capable of delivering voice, video, data and Internet transmission across the U.S. to complement e.Volve's international capabilities.

e.Volve plans not only to increase its international and domestic carrier capabilities in the new, convergent paradigm, but also to invest in and develop Internet-based technologies and businesses taking advantage of the evolution of convergent communications. Barrett Wissman, the new co-CEO of Equalnet, said, "I am excited about the union of Equalnet and e.Volve. Combining the domestic and international networks of these companies creates tremendous synergy and provides a dynamic platform for the development of an Internet-based worldwide network. This combination positions the company at the leading edge of technology development in the multi-billion dollar communications technology industry."

Equalnet also announced today the results of its third quarter and nine-month period ended March 31, 1999. Revenues for the three-month period ended March 31, 1999 increased 62.1 percent to $9.3 million, compared to fiscal 1998 third quarter revenues of $5.8 million. Depreciation and amortization increased 226 percent for the three-month period ended March 31, 1999, to $3.7 million compared to $1.1 million for the same period in the previous year. The company reported a net loss of $5.1 million and included no tax benefit. The net loss for the corresponding period in the previous year was $4.0 million and included no tax benefit.

Revenues for the nine-month period ended March 31, 1999 increased 23.2 percent to $25.4 million compared to $20.6 million for the same period in the previous fiscal year. The company reported a net loss of $19.2 million or $1.01 share for the nine-month period ended March 31, 1999, compared to $8.5 million or $0.45 per share for the same period the prior fiscal year. Depreciation and amortization expense increased 168.6 percent for the most recent nine-month period to $8.5 million from $3.3 million in the same period in the prior fiscal year.

Mitchell H. Bodian, co-CEO of Equalnet, said, "This merger has the potential to add significant scale to the company and expand its position in the communications industry. Size provides the advantage of spreading the risks associated with doing business in a highly competitive environment over a broader range of markets. These two companies offer a unique blend of assets, providing leverage into burgeoning areas of the rapidly transforming communications industry."

Safe Harbor Statement

This press release included "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical fact, included in this press release, including without limitation, Equalnet's business strategy, plans, and objectives, are forward-looking statements. Although Equalnet believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be. In addition, Equalnet can give no assurance that it will be able to satisfy the conditions for its merger with e.Volve. Numerous factors could cause actual results to differ materially from Equalnet's expectation. Additional risk factors are discussed in Equalnet's Annual Report on Form 10-K for the year ended June 30, 1998, which is on file with the Securities and Exchange Commission. Readers should carefully review the cautionary statements and risk factors described in documents filed by Equalnet from time to time with the Securities Exchange Commission.